Exhibit 99.1

News

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO Financial Group, Inc. Announces Completion of Refinancing

Carmel, Ind., December 21, 2010 – CNO Financial Group, Inc. (NYSE: CNO) announced today that it has closed its offering of $275.0 million aggregate principal amount of 9.00% senior secured notes due January 2018 and a $375.0 million senior secured credit facility which matures in September 2016. The net proceeds from the notes offering and the new senior secured credit facility, together with available cash, were used to repay the Company’s prior senior secured credit facility.

“We are extremely pleased with the success of our comprehensive refinancing plan, which, due to significant demand and favorable pricing, was increased to $650 million from $625 million,” CEO Jim Prieur said. “CNO now has a strengthened capital structure with a significant lengthening of the maturity of our debt, giving us increased financial flexibility, including the ability to buy back stock,” Prieur said.

The notes were offered and sold to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities. The notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About CNO

CNO is a holding company. Our insurance subsidiaries – principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company – serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.